Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2024, with respect to the consolidated financial statements of The Bank of New York Mellon Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the headings “Experts” in the prospectuses.

/s/ KPMG LLP

New York, New York

October 17, 2024